                                                                     EXHIBIT (i)


                      [DORSEY & WHITNEY LLP LETTERHEAD]




                                 April 30, 2002

Hartford HLS Series Fund II, Inc.
200 Hopmeadow Street
Simsbury, Connecticut 06089


Ladies and Gentlemen:

         We have acted as counsel to Hartford HLS Series Fund II, Inc., a Maryland corporation (the "Company"), in rendering the opinion hereinafter set forth with respect to the authorization of the following series and, in certain cases, classes thereof, of the Company's common shares, par value $0.001 per share:

         Series and Classes

         Hartford Growth Opportunities HLS Fund - Class IA and Class IB Hartford SmallCap Growth HLS Fund - Class IA and Class IB
         Hartford U.S. Government Securities HLS Fund - Class IA and Class IB Hartford Value Opportunities HLS Fund - Class IA and Class IB Hartford American Leaders HLS Fund
         Hartford Blue Chip Stock HLS Fund
         Hartford Blue Chip Stock HLS Fund II
         Hartford Capital Opportunities HLS Fund
         Hartford Global Equity HLS Fund
         Hartford International Stock HLS Fund
         Hartford International Stock HLS Fund II
         Hartford Investors Growth HLS Fund
         Hartford LargeCap Growth HLS Fund
         Hartford MidCap Stock HLS Fund
         Hartford Multisector Bond HLS Fund
         Hartford SmallCap Value HLS Fund

                              DORSEY & WHITNEY LLP



April 30, 2002
Page 2




The shares of the Company referred to above are referred to herein collectively as the "Shares."

         We understand that the Shares are being registered under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, pursuant to the Company's Registration Statement on Form N-1A relating to such shares (the "Registration Statement"). In rendering the opinion hereinafter expressed, we have reviewed the corporate proceedings taken by the Company in connection with the authorization and issuance of the Shares, and we have reviewed such questions of law and examined copies of such corporate records of the Company, certificates of public officials and of responsible officers of the Company, and other documents as we have deemed necessary as a basis for such opinion. As to the various matters of fact material to such opinion, we have, when such facts were not independently established, relied to the extent we deemed proper on certificates of public officials and of responsible officers of the Company. In connection with such review and examination, we have assumed that all copies of documents provided to us conform to the originals and that all signatures are genuine.

         In addition, in rendering the opinion hereinafter expressed, we have assumed, with the concurrence of the Company, that all of the Shares will be issued and sold upon the terms and in the manner set forth in the Registration Statement; that the Company will not issue Shares in excess of the numbers authorized in the Company's charter as in effect at the respective dates of issuance; and that the Company will maintain its corporate existence and good standing under the laws of the State of Maryland in effect at all times after the date of this opinion.

         Based on the foregoing, it is our opinion that the Shares issued from and after the date hereof, when issued and delivered by the Company as described in the Registration Statement, will be legally issued and fully paid and non-assessable.

         In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the State of Maryland. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.



                                         Very truly yours,


                                         /s/ Dorsey & Whitney LLP


KLP